Exhibit 5.2

September 17, 2004

Hughes Supply, Inc.

Corporate Office

One Hughes Way

Orlando, Florida 32805

Re: Registration	Statement on Form S-3

Ladies and Gentlemen:

We have acted as special legal counsel to Hughes Supply, Inc., a Florida corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on June 14, 2004, with respect to the offering and issuance from time to time (1) by the Company of up to $700,000,000 aggregate offering price of the following: (a) one or more series of the Company’s debt securities (the “Debt Securities”), (b) shares of the Company’s Common Stock, par value $1.00 per share, (c) warrants (the “Warrants”), (d) contracts for the purchase and sale of Common Stock and/or (e) units consisting of two or more of the foregoing securities (the “Units”) and (2) by a shareholder of the Company of up to 300,000 shares (as adjusted for the two-for-one stock split effective September 22, 2004) of Common Stock.

We are members of Bar of the State of New York and the laws covered by the opinions expressed in this letter are limited to those of the State of New York. We express no opinion with respect to laws other than the laws of the State of New York.

With respect to factual matters, we have relied upon representations contained in the support certificate of the Company. We have made no independent investigation of the accuracy or completeness of such matters of fact.

Hughes Supply, Inc.

September 17, 2004

Based upon the foregoing and subject to the qualifications, limitations, and assumptions stated in this letter, and subject to completion of the corporate action required to be taken by the Company as to the Debt Securities, the due authorization, execution and delivery of the relevant indenture(s) or supplemental indenture(s) pursuant to which any Debt Securities may be issued (the “Indenture”), and, with respect to the Indenture, compliance with the Trust Indenture Act of 1939, as amended, it is our opinion that the Debt Securities (including any as part of any Units) will be legally binding obligations of the Company, entitled to the benefits provided under the Indenture approved by the Board of Directors of the Company pursuant to which they are issued, except as enforcement thereof may be limited by the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or prior to the time of the delivery of any of the Debt Securities:

(1) the Board of Directors of the Company shall have duly established the terms of such Debt Securities and duly authorized and taken any other necessary corporate action to approve the issuance and sale of such Debt Securities in conformity with the Restated Articles of Incorporation of the Company, and its Amended and Restated Bylaws (subject to the further assumption that the Restated Articles of Incorporation and the Amended and Restated Bylaws have not been amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein), and such authorization shall remain in effect and unchanged at all times during which the Debt Securities are offered and shall not have been modified or rescinded (subject to the further assumption that the sale of any Debt Securities takes place in accordance with such authorization);

(2) all Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and there will not have occurred any change in law affecting the validity of any of the opinions rendered herein; and

(3) in the case of an Indenture, Warrant Agreement, Unit Agreement, or other agreement pursuant to which any Debt Securities are to be issued, there shall be no terms or provisions contained therein which would affect the validity of any of the opinions rendered herein.

Hughes Supply, Inc.

September 17, 2004

This opinion letter speaks only as of the date first written above. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion or confirmation rendered in this opinion letter.

This opinion may not be quoted in whole or in part without our prior written consent. This opinion may be filed as an exhibit to the Registration Statement.

Very truly yours,

HOLLAND & KNIGHT LLP